EXHIBIT 5


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                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000



                                 (212) 339-9150





                                  June 10, 1996


OXiGENE, Inc.
110 East 59th Street
New York, NY 10022


                  Re: OXiGENE, Inc.
                      Registration of Stock Incentive Plan on Form S-8

Ladies and Gentlemen:

                  We have acted as counsel for OXiGENE, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 (the "S-8 Registration Statement"), pursuant to which the Company proposes to offer and sell up to an aggregate of 1,166,900 shares ("Employee Option Shares") of its Common Stock, par value $0.01 per share ("Common Stock"). You have requested that we furnish our opinion as to the matters hereinafter set forth.

                  In this connection we have examined a copy of (i) the Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on June 3, 1996; (ii) the By-Laws of the Company;
(iii) the minute books of the Company, including (a) the resolutions of the Board of Directors of the Company (the "Board"), dated March 18, 1996, approving the filing of the S-8 Registration Statement and (b) the resolutions of the Board, dated May 15, 1993, reserving the Employee Option Shares; (iv) the OXiGENE, Inc. Amended and Restated Stock Incentive Plan (the "Plan"); and (v) the S-8 Registration Statement.


374445.1

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OXiGENE, Inc.                                                     June 10, 1996



                  In rendering the opinion herein expressed we have assumed the genuineness of all signatures, the authenticity of all original documents, instruments and certificates examined by us, the conformity with the original documents, instruments and certificates of all copies of documents, instruments and certificates examined by us and the legal capacity to sign of all individuals executing documents. We have relied upon the written representations of the Company as to the accuracy and completeness of (1) the By-Laws of the Company; (2) the Plan; (3) the S-8 Registration Statement; and (4) the minute books of the Company. We also have relied upon the written representations of the Company that (1) the resolutions of the Board, dated March 18, 1996, approving the filing of the S-8 Registration Statement, (2) the resolutions of the Board, dated May 15, 1993, reserving the Employee Option Shares, and (3) the By-Laws of the Company have not been amended or revoked.

                  We are not admitted to the practice of law in any jurisdiction but the State of New York, and we do not express any opinion as to the laws of other states or jurisdictions other than the laws of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

                  Based upon and subject to the foregoing, we are of the opinion that all of the Employee Option Shares have been duly authorized for issuance and when (i) the S-8 Registration Statement shall have become effective, (ii) the Employee Option Shares shall have been issued in the proposed form, and
(iii) the Employee Option Shares shall have been issued and delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.


                                Very truly yours,


                               /s/ BATTLE FOWLER LLP

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